EXHIBIT 2.5

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

WEST STAR OPERATING COMPANY,
WEST STAR EXPLORATION AND PRODUCTION COMPANY
AND
SHALCO ENERGY (DELAWARE), LLC

AS SELLERS,

AND

POSTROCK MIDCONTINENT PRODUCTION, LLC

AS PURCHASER,

AND, FOR THE LIMITED PURPOSES SET FORTH HEREIN,

POSTROCK ENERGY CORPORATION

DATED OCTOBER 14, 2013

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LIST OF EXHIBIT AND SCHEDULES
EXHIBITS:
Exhibit A-1	West Star Leasehold
Exhibit A-2	Oak Tree Leasehold
Exhibit A-3	Non-HBP Leasehold
Exhibit B	Wells and Well Equipment
Exhibit C	Inventory
Exhibit D	Applicable Contracts
Exhibit E	Water Supply Agreement
Exhibit F	Purchase Price Allocation
Exhibit G	Form of Conveyance
Exhibit H	Overriding Royalty Obligations
Exhibit I	Investor Questionnaire
Exhibit J	Form of Letter in Lieu
Exhibit K	Form of Certificate of Non-Foreign Status
Exhibit L	Form of Registration Rights Agreement
Exhibit M	Water Agreements
Exhibit N	West Star Employee Group
SCHEDULES:
Schedule 3.1	Cash and Stock Consideration Allocation
Schedule 4.2(b)	Substitute Lands
Schedule 5.4	Conflicts
Schedule 5.6	Litigation
Schedule 5.7	Material Contracts
Schedule 5.10	Imbalances
Schedule 5.11	AFEs
Schedule 5.12	Tax Disclosures
Schedule 5.13	Environmental Matters

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Schedule 5.15	Consents and Preferential Rights
Schedule 5.17	Uncompleted Wells
Schedule 5.18	AMI
Schedule 5.19	Suspense Funds
Schedule 5.20	Payout
Schedule 5.21	Plugging and Abandonment
Schedule 5.22	Non-Consents
Schedule 5.23	Personal Property
Schedule 5.27	Governmental Authorizations
Schedule 5.30	Material Adverse Changes
Schedule 6.4	Preemptive Rights
Schedule 6.5	Purchaser Consents
Schedule 7.7	Common Stock Transferees

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of October 14, 2013, by and among West Star Operating Company, an Oklahoma corporation (“West Star Operating”), West Star Exploration and Production Company, an Oklahoma corporation (“West Star E&P”) and Shalco Energy (Delaware), LLC, a Delaware limited liability company (“Shalco”) (each, a “Seller”, and, collectively, “Sellers”), and PostRock MidContinent Production, LLC, a Delaware limited liability company (“Purchaser”). Sellers, on the one hand, and Purchaser, on the other hand, are referred to collectively herein as the “Parties” and individually as a “Party.” PostRock Energy Corporation, a Delaware corporation and the indirect ultimate corporate parent of Purchaser (“PEC”), hereby joins in the execution of this Agreement solely for the purpose of Sections 3.1, 5.28, 6.4 and 7.7.

RECITALS

A. Sellers own, among other properties, certain interests in oil and gas properties, rights and related interests and assets situated in Cleveland, McClain and Pottawatomie Counties, Oklahoma, together with production therefrom and gathering and transportation systems related thereto.

B. Purchaser desires to purchase such interests and assets from Sellers, and Sellers desire to sell such interests and assets to Purchaser, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and PEC solely for the purpose of Sections 3.1, 5.28, 6.4 and 7.7 agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Defined Terms. Capitalized terms used herein shall have the meanings given such terms in Appendix I.

Section 1.2 References. In this Agreement:

(a) references to any gender includes a reference to all other genders;
(b) references to the singular includes the plural, and vice versa;
(c) reference to any Article or Section means an Article or Section of this Agreement;

(d) titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof;

to this Agreement, all of which are incorporated into and made a part of this Agreement;

(f) unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(g) unless expressly provided to the contrary, reference to a given agreement, contract or other instrument shall be a reference to that agreement, contract or instrument as modified, amended, supplemented or restated from time to time;

(h) references to “$” or “dollars” means United States dollars; and
(i) “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

ARTICLE 2

ASSET ACQUISITION

Section 2.1Asset Acquisition. On the terms and subject to the conditions contained in this Agreement, Sellers are hereby selling, assigning, transferring and conveying to Purchaser, and Purchaser is hereby purchasing, accepting and paying for, as of the Effective Time, all of Sellers’ right, title and interest in and to all of the following assets and properties less and except the Excluded Assets (all of Sellers’ right, title and interest in and to the following are collectively referred to herein as the “Assets”):

(a)the Oil, Gas and/or mineral leasehold interests, sub-leasehold interests, carried interests, working interests, interest acquired under pooling orders of the Corporation Commission of the State of Oklahoma and all other interests of any kind or character in the Oil, Gas, and Hydrocarbons in place in and to: all of the leasehold mineral interests owned and held by production by both West Star Operating and West Star E&P in Pottawatomie County, Oklahoma, described on Exhibit A-1 (the “West Star Leasehold”); all of the leasehold mineral interest assets held by production by the Oak Tree Project joint venture interests owned by West Star Operating, West Star E&P, and Shalco in Pottawatomie County, Oklahoma, described on Exhibit A-2 (the “Oak Tree  Leasehold”); and all of the leasehold mineral interests held by West Star Operating, West Star E&P, and Shalco in and to 13,000.35 acres (the “Non-HBP Acreage”) located in Cleveland, Pottawatomie, and McClain counties, Oklahoma described on Exhibit A-3  (the “Non-HBP Leasehold” and, together with the West Star Leasehold and the Oak Tree Leasehold, collectively referred to as the “Leases”), all of the lands covered by the Leases (the “Lands”), together with leasehold interests and other rights, titles, and interests of Sellers in and to, or arising in connection with (i) the leasehold estates created by the Leases; and (ii) the interest in any pooled acreage, communitized acreage or units arising on account of such Leases having been pooled, communitized or unitized into such units, including all post-Effective Time production from such pool or unit and all interests in any wells within such pool or unit, with all such interest described in this Section 2.1(a)  being subject to terms and provisions of the Leases, Applicable Contracts, the Overriding
Royalty Obligations and overriding royalty interest of record, (the leasehold interests and other rights, titles and interests of Sellers described in this Section 2.1(a), together with the Leases and the Lands, being collectively referred to as the “Mineral Interests”);

(b) each of the Oil and Gas wells, salt water disposal wells, injection wells, and other wells described in Exhibit B (the “Wells”), and all flowlines, gathering lines and transmission lines connected to the Wells, and all other personal property, equipment, machinery, fixtures, and improvements located on and appurtenant to the Leases or the Lands or elsewhere insofar as they are used or were obtained in connection with the operation of the Leases or relate to the production, treatment, sale, or disposal of Oil, Gas, Hydrocarbons or water produced from the Mineral Interests (the “Facilities”);

(c) all Oil, Gas, and other Hydrocarbons produced from or attributable to the Wells from and after the Effective Time and set forth on Exhibit C;

(d) subject to Section 2.1(m) and after obtaining any necessary consents, all Applicable Contracts set forth on Exhibit D, but only with respect to rights and obligations affecting the Assets arising thereunder from and after the Effective Time. If any Applicable Contract set forth on Exhibit D requires consent to assignment, Sellers shall use their commercially reasonable efforts to obtain such consent;

(e) all easements, surface use agreements, rights-of-way and similar rights and interests to the extent, and only to the extent, that they relate to the ownership, operation, use or maintenance, or production of Oil, Gas, and other Hydrocarbons from the Mineral Interests, the Wells or the Facilities;

(f) all Oil, Gas and Hydrocarbons produced from, the Mineral Interests, the Wells, the Facilities or the Applicable Contracts, from and after the Effective Time;
(g) any and all Imbalances;

(h) all Permits to the extent transferable, and only to the extent, relating to the ownership, operation, use or maintenance of, or production of Oil, Gas and other Hydrocarbons from, the Mineral Interests, the Wells or the Facilities;

(i) any and all lease files, land files, easement and rights-of-way files, property records, division order files, production marketing files, contract files, well files, production records, operations files, and engineering interpretation maps and data, litigation files, abstracts, title opinions, land surveys, logs in which Sellers own an interest (or logged the well), environmental records, copies of tax and accounting records and files, and all other books and records, files, documents, maps and data (in whatever form, including electronic media) arising out of or primarily relating to the ownership, use, maintenance or operation of the Assets. Insofar. and only insofar. as the same cover the Assets (the “Records”), but excluding the Excluded Records;

(j) all right, title and interest of Sellers to any claims, rights or credits to the extent attributable to the ownership, use, construction, maintenance or operation of the Assets at Sections 2.1(a), 2.1(b) and 2.1(c) from and after the Effective Time; provided, however, that any expenses prepaid expenses by Sellers shall be limited to the extent such expenses are Property Costs that apply to the ownership or operation of the Assets after the Effective Time and are included as an upward adjustment to the Purchase Price under Section 3.3(b);

(k) a 20-year license to all 3D geophysical and related technical data and information, including any geologic and geophysical interpretations, relating to the Assets (collectively, the “Seismic Data and Information”) that (i) is owned by Sellers or (ii) is otherwise in Sellers’ possession and may be partially assigned without third party consent or expenditures beyond tape copying costs and expenses. Such Seismic Data and Information shall be transferable only to Purchaser’s Affiliates. If third party consent to partially assign Seismic Data and Information is required, then Sellers shall provide such commercially reasonable assistance to Purchaser as may be requested by Purchaser in connection therewith; provided that any charge or cost associated with such assignment shall be borne solely by Purchaser;

(l) the rights acquired under any Order entered prior to Closing by the Oklahoma Corporation Commission in the four pending pooling proceedings commenced by West Star Operating which each cover portions of the Lands, provided however, in the event that an Order has not been entered in any such proceeding prior to Closing Purchaser shall, upon Closing, acquire the right to replace West Star Operating as the applicant in such proceeding; and

(m) those certain rights of water access described as being conveyed to Purchaser under the terms of the form of Water Supply Agreement attached hereto as Exhibit E.

Section 2.2Excluded Assets. Sellers shall reserve and retain all of the Excluded Assets.

Section 2.3Revenues and Expenses.

(a) Subject to the provisions hereof, Sellers shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Property Costs, in each case attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Purchaser shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds, subject to any downward adjustment to the Purchase Price under Section 3.3), and shall be responsible for all Property Costs (subject to any upward adjustment to the Purchase Price under Section 3.3), in each case, attributable to the Assets for the period of time from and after the Effective Time. All Property Costs attributable to the Assets, in each case that are: (i) incurred with respect to the renewal or replacement of expiring Mineral Interests, operations conducted or production prior to the Effective Time shall be paid by or allocated to Sellers and (ii) incurred with respect to the renewal or replacement of expiring Mineral Interests, operations conducted or production after the Effective Time shall be paid by or allocated to Purchaser.

(b)For purposes of allocating production (and proceeds of productionand other proceeds) under this Section 2.3, (i) Oil and other liquid Hydrocarbons shall be deemed to be “from or attributable to” the Mineral Interests when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) Gas and other gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Mineral Interests when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.

ARTICLE 3

CONSIDERATION

Section 3.1Purchase Price. The consideration for the transfer of the Assets and theconsummation of the transactions contemplated hereby shall be comprised of two components: (i) $3,000,000.00 in cash (the “Cash Consideration”) and (ii) 4,516,129 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of PEC (the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”). Subject to Section 11.3, the Purchase Price shall be allocated among Sellers and certain designees of Sellers, (“Sellers’  Designees”), as set forth on Schedule 3.1.

Section 3.2Allocation of Purchase Price.

(a) Sellers and Purchaser have allocated the Purchase Price among the Assets as set forth on Exhibit F (the “Purchase Price Allocation”). The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset. Sellers and Purchaser shall reasonably cooperate in the preparation, execution and filing and delivery of all documents, forms and other information as the other Party may reasonably request to assist in the preparation of any filings relating to the allocation of the Purchase Price pursuant to this Section 3.2. Any adjustments to the Purchase Price mutually agreed by the Parties shall be allocated to the Assets in a manner consistent with the foregoing Purchase Price Allocation.

(b) For federal income tax purposes, Purchaser and Sellers agree that the Final Purchase Price shall be allocated among the Assets transferred to Purchaser in accordance with the principles of Section 1060 of the Code, the Treasury Regulations, and in a manner reasonably consistent with the Purchase Price Allocation, to be set forth in separate schedules proposed by Purchaser and reasonably acceptable to Sellers (the “Tax Allocations”). Purchaser agrees to provide Sellers with a copy of such proposed allocation schedules within 60 days after of Closing. Purchaser and Sellers shall negotiate in good faith to resolve any disagreement regarding the Tax Allocations, and, after the resolution of any such disputes, agree that (i) the Tax Allocations shall be used by Sellers and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state and local Tax returns, including Internal Revenue Service Form 8594 and (ii) neither Purchaser, Sellers, nor their Affiliates will take positions inconsistent with such Tax Allocations in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders, or in other documents or notices relating to the transactions contemplated by this Agreement, except as required by applicable Laws.

Section 3.3Adjustments to the Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section 3.3, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry in the U.S., and (iii) without duplication. Any adjustment to the Stock Consideration or to the Purchase Price to be payable in Common Stock shall be made based on a price per share of common stock equal to $1.55.

(a) Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Sellers and submitted to Purchaser no later than five Business Days prior to Closing for Purchaser’s comment and review. Sellers shall provide Purchaser wire transfer instructions for payment of the Cash Consideration and instructions for issuance of the Stock Consideration, and the Parties shall settle on the contents of the Preliminary Settlement Statement and execute same, no later than two Business Days before Closing. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 3.3(d). Any adjustment made to the Purchase Price reflected in the Preliminary Settlement Statement will be made first to the Cash Consideration and then, if the Cash Consideration has been exhausted, to the Stock Consideration.

(b) Upward Adjustments. The Purchase Price shall be adjusted upward by:

(i) an amount equal to all proceeds (net of royalty, overriding royalty, and Taxes not otherwise accounted for hereunder) received and retained by Purchaser from the production, transportation, gathering, processing, treating or sale of Oil, Gas and other Hydrocarbons produced from or credited to the Assets prior to the Effective Time;

(ii) an amount equal to all direct and actual Property Costs and amounts under Section 7.3, paid by or on behalf of Sellers that are attributable to the period after the Effective Time;

(iii) an amount equal to $300 for each acre acquired by Sellers under any order entered prior to Closing by the Oklahoma Corporation Commission in the four pending pooling proceedings commenced by West Star Operating which each cover portions of the Lands;

(iv) if an acreage substitution pursuant to Section 4.2(b) results in the Non-HBP Leasehold acreage acquired at Closing being in excess of the Non-HBP Acreage, an amount equal to the Substitute Acreage Adjustment (as defined in Section 4.2(b)); and

(v) any other amount as may be agreed to in writing by Purchaser and Sellers.

(c)Downward Adjustments. The Purchase Price shall be adjusted downward by:

(i) an amount equal to all proceeds (net of royalty, overriding royalties and Taxes not otherwise accounted for hereunder) received and retained by Sellers from the production, transportation, gathering, processing, treating or sale of Oil, Gas and other Hydrocarbons produced from or attributable to the Assets from and after the Effective Time;

(ii) an amount equal to all direct and actual Property Costs and amounts under Section 7.3, that Purchaser agrees to pay, or that have been paid by Purchaser, that are attributable to the period prior to the Effective Time;

(iii) an amount equal to the Title Defect Adjustment (as defined in Section 4.2(c));

(iv) if an acreage substitution pursuant to Section 4.2(b) results in the Non-HBP Leasehold acreage acquired at Closing being less than the Non-HBP Acreage, an amount equal to the Substitute Acreage Adjustment (as defined in Section 4.2(b)); and

(v) any other amount as may be agreed to in writing by Purchaser and Sellers.

(d)Post-Closing Adjustments.

(i)Final Settlement Statement. No later than 90 days afterClosing, Sellers will prepare and deliver to Purchaser, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth (i) each adjustment or payment that was not finally determined as of the Closing, (ii) showing the calculation of such adjustment and (iii) the final purchase price (the “Final Purchase Price”). No later than 30 days after receipt of Sellers’ proposed Final Settlement Statement, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes to make to the Final Settlement Statement. The Parties shall agree with respect to the changes proposed by Purchaser, if any, no later than 45 days after receipt of Sellers’ proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date”. If the Final Purchase Price is more than the Closing Amount, Purchaser shall pay Sellers the amount of such difference either in cash or through the issuance of additional Common Stock at Purchaser’s sole option and in its sole discretion. If the Final Purchase Price is less than the Closing Amount, Sellers shall pay to Purchaser the amount of such difference in cash. Any payment by a Party shall be made by wire transfer of immediately available funds within five Business Days of the Final Settlement Date.

(ii)If the Parties are unable to agree on the Final Purchase Price within 60 days after Purchaser’s receipt of Sellers’ proposed Final Settlement Statement, then any remaining disputed matters will be submitted to Grant Thorton, an independent accounting firm, for resolution. Promptly, but by not later than ten days after submission to it of the dispute, Grant Thorton will determine those matters in dispute and will render a written report as to the disputed matters. The resulting Final Settlement Statement shall be conclusive and binding upon the Parties. The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by Purchaser and one-half by Sellers. Purchaser and Sellers shall report, act, and file in all respects and for all Tax purposes (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the Final Settlement Statement, and shall take no position for Tax purposes inconsistent therewith unless required to do so by applicable Laws.

Section 3.4Post-Closing Payments.

(a) All cash payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to Sellers, at the accounts set forth opposite each Seller’s name on Schedule 3.4 or to such other account as may be specified in writing by a Seller to Purchaser at least two Business Days prior to such payment.

(b) All cash payments made or to be made under this Agreement to Purchaser shall be made by electronic transfer of immediately available funds to Purchaser, at the account set forth opposite Purchaser’s name on Schedule 3.4 or to such other account as may be specified in writing by Purchaser to the Person making such payment at least two Business Days prior to such payment.

(c) The Parties agree to treat any payment made pursuant to an indemnity obligation set forth in this Agreement (including, for the avoidance of doubt, any payment under Article 11) as an adjustment to the Purchase Price for Tax purposes. Any adjustment to the Purchase Price Allocation necessary as a result of a purchase price adjustment pursuant to this Section 3.4(c) shall be allocated to the Assets to which such adjustment relates. If an adjustment does not relate to any specific Assets, such adjustment shall be allocated among the Assets consistently with Section 1060 of the Code.

ARTICLE 4

TITLE MATTERS

Section 4.1Special Warranty. The Mineral Interests and Wells shown on Exhibits A-1 through A-3 and Exhibit B are being conveyed by Sellers “where is” and “as is”, and without any warranty of title, express or implied except as to claims and Encumbrances (other than Permitted Encumbrances) made by, through or under Sellers, and, with respect to West Star Operating only, by through or under the West Star Employee Group. Sellers hereby assign to Purchaser, and, with respect to West Star Operating only, West Star Operating shall cause the West Star Employee Group to assign to Purchaser, the right to enforce all rights, claims and causes of action under title warranties given or made by such Sellers’ predecessors in interest and Purchaser is specifically subrogated to all rights which Sellers may have against such predecessors in interest with respect to the Leases and Wells to the extent Sellers may legally transfer such rights and grant such subrogation.

Section 4.2Purchase Price Adjustments for Title Defects.

(a) Notice of Title Defects. Purchaser shall give the relevant Seller written notice of the existence of a Title Defect (each a “Title Defect Notice”) as soon as reasonably possible but no later than nine Business Days before Closing (“Title Defect  Notice Date”). Each Title Defect Notice shall include a reasonable description of the Title Defect. The relevant Seller will provide a written response to Purchaser’s Title Defect Notice within five Business Days of receipt, which shall include identification of any Title Defects such Seller disputes. PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE DEFECTS OF WHICH SELLERS HAVE NOT BEEN GIVEN NOTICE ON OR BEFORE THE TITLE DEFECT NOTICE DATE, EXCLUDING ANY CLAIMS SUBJECT TO THE SPECIAL WARRANTY PROVIDED FOR IN 4.1.

(b) Substitute Acreage. In the event that an undisputed or unresolved Title Defect affects a Non-HBP Leasehold, such Seller may cure such Title Defect before Closing or assign to Purchaser, comparable working interest in any other Oil, Gas, and other Hydrocarbon interests that such Seller may own in the lands located within the governmental sections described in Exhibit A-3, provided that if such Seller does not own additional interests in said governmental sections to equal the Non-HBP Leasehold acreage subject to Title Defects, any such additional acreage may be assigned by such Seller out of its interest in those governmental sections described on Schedule 4.2(b), provided further that the interest assigned is (i) not affected by a Title Defect and (ii) is located in Cleveland, McClain or Potawatomie counties. Such substituted acreage shall (i) be selected by Purchaser, at Purchasers sole option and in its sole discretion from the governmental sections listed on Schedule 4.2(b) in the order in which such sections are listed on said Schedule 4.2(b), exhausting the qualified substitution acreage in the first governmental section listed before selecting from the second governmental section listed and continuing in such manner through said list of governmental sections, and (ii) replace in full any Mineral Interests affected by an undisputed or unresolved Title Defect described in a Title Defect Notice, and Exhibit A-3 will be updated to reflect such substitution. If the acreage substitution results in a Non-HBP Leasehold that is more than or less than the Non-HBP Acreage, the Purchase Price shall be adjusted upward or downward, as applicable, by an amount equal to $300 per acre (the “Substitute Acreage Adjustment”). If the Parties each believe that a Title Defect which affects a Non-HBP Leasehold interest could be cured within 90 days following Closing, Purchaser may elect, prior to Closing, at its option, to withhold the substitution of other acreage under this Section 4.2(b) for the affected acreage until the end of such 90-day period. If such an election is made by Purchaser, in the event that the Title Defect has been cured or waived during such 90-day period, the Mineral Interest which was affected by the Title Defect shall be assigned to Purchaser; provided, however, that if the Title Defect is not cured or waived by the end of such 90-day period, the Purchaser shall select and be assigned substitution acreage in the same manner as provided above. If the Purchaser does elect to wait until the end of the 90-day cure period to receive substitute acreage pursuant to the foregoing option, the affected Mineral Interest shall not be included in the Conveyances delivered at Closing and the Purchase Price will not be adjusted since the affected acreage will either be subsequently conveyed to Purchaser (if cured) or substituted for (if not cured).

(c) Purchase Price Adjustments for Title Defects. If (i) a Title Defect affecting the Non-HBP Leasehold is not cured before Closing, Purchaser does not elect to wait until the end of the 90-day cure period to receive substitute acreage pursuant to its option under Section 4.2(b), and the applicable Seller cannot provide qualified substitute acreage at the time of Closing or (ii) a Title Defect affecting the West Star Leasehold or the Oak Tree Leasehold is not cured before Closing, the Purchase Price shall be reduced at Closing pursuant to Section 3.3 by an amount equal to the aggregate of all Title Defect Values (the “Title Defect Adjustment”), unless: (i) Purchaser agrees to waive the relevant Title Defect or (ii) such Seller elects, on or before Closing to cure such Title Defect no later than 90 days after Closing (in which event the Purchase Price will be adjusted in accordance with Section 4.2(d)).

(d) Post-Closing Cure.

(i) Actions to be taken at Closing. If a Seller elects to cure a Title Defect after Closing in accordance with Section 4.2(c), then Purchaser shall, pending such post-Closing period, withhold and retain from the Purchase Price payable at Closing an amount equal to the Allocated Value attributable to the affected Asset and such Seller shall not assign the affected Asset to Purchaser at Closing.

(ii) Actions to be taken after Closing. With regard to Title Defects falling under Section 4.2(c) for which a Title Defect Adjustment was made at Closing, if Seller elects to cure a Title Defect after Closing, but such Seller does not cure the applicable Title Defect within the 90-day time period (or such longer period as may be agreed to by the Parties), then Purchaser may elect one of the following: (i) Purchaser may waive the applicable Title Defect, and Purchaser shall pay to such Seller the Allocated Value of the affected Asset and such Seller shall convey such Asset to Purchaser pursuant to an instrument in substantially the same form as the form of conveyance attached hereto as Exhibit G, or (ii) if Purchaser does not waive the Title Defect, then such Seller shall retain the affected Asset and the Purchase Price will be permanently reduced by the Allocated Value of the

Assets retained by such Seller. If such Seller cures the applicable Title Defect within the 90-day time period (or such longer period as may be agreed to by the Parties), Purchaser shall pay to such Seller the Allocated Value attributable to the affected Asset and such Seller shall convey such Asset to Purchaser pursuant to an instrument in substantially the same form as the form of conveyance attached hereto as Exhibit G.

Section 4.3Title Defect Value Calculation. The Parties shall determine the Title Defect Value as follows:

(a) If the Title Defect is an indebtedness secured by a lien or encumbrance on an Asset that may be discharged in full by the satisfaction of such indebtedness, the Title Defect Value shall be the total amount to discharge such indebtedness so that such lien or encumbrance no longer burdens the Asset.

(b) If the Title Defect is an actual reduction in NRI with no change in WI, the Title Defect Value shall be the Allocated Value for the particular Asset, proportionately reduced by the ratio of the actual NRI to the NRI as set forth on the applicable Exhibit.

(c) If the Title Defect does not fall into subsections (a) or (b), then the Title Defect Value shall be determined by the Parties in good faith, taking into account all relevant factors, including the following:

(i) the Allocated Value of the affected Asset;
(ii) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and
(iii) the legal effect of the Title Defect.

Section 4.4Preferential Rights to Purchase and Consents to Assign.

(a) With respect to each Preferential Right to Purchase pertaining to an Asset and the transactions contemplated hereby, Sellers, promptly following the date hereof, and, in any event, prior to the Closing, shall send to the holder of each such right a notice, in compliance with the contractual provisions applicable to such right. In addition, promptly following the date hereof, and, in any event, prior to the Closing, Sellers shall send to each holder of a right to consent to assignment (excepting the holder of a right to a Customary Post-Closing Consent) pertaining to the Assets and the transactions contemplated hereby a notice seeking such party’s consent to the transaction contemplated hereby.

(b) If, prior to the Closing, any holder of a Preferential Right to Purchase notifies a Seller or an Affiliate of a Seller that it intends to consummate the purchase of the Asset to which its Preferential Right to Purchase applies, that Asset shall be excluded from the Assets to be conveyed to Purchaser to the extent of the interest affected by the Preferential Right to Purchase, and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset allocable to such interest, unless such Seller provides equivalent substitute acreage meeting the requirements set forth in Section 4.2(b). Such Seller shall be entitled to all proceeds paid by a party exercising a Preferential Right to Purchase prior to the Closing. If such holder of such Preferential Right to Purchase thereafter fails to consummate the purchase of the Asset covered by such right on or before 60 days following the later of the Closing Date or the expiration of the time for exercising such Preferential Right to Purchase, then such Seller shall so notify Purchaser, and, if such Seller did not provide substitute acreage at Closing, Purchaser shall purchase, on or before ten days following receipt of such notice, such Asset from such Seller, under the terms of this Agreement for a price equal to the Allocated Value previously allocated to it.

(c) If a Preferential Right to Purchase burdening any Asset is not exercised, or the time for exercising such Preferential Right to Purchase has not expired prior to the Closing Date, then such Asset shall be excluded from the Assets to be conveyed at Closing and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset. If the holder of such Preferential Right to Purchase thereafter fails to exercise or consummate the purchase of the Asset covered by such right on or before 60 days following the later of the Closing Date or the time for exercising such Preferential Right to Purchase expires without being exercised, then the relevant Seller shall so notify Purchaser, and Purchaser shall purchase, on or before ten days following receipt of such notice, such Asset from such Seller, under the terms of this Agreement for a price equal to the Allocated Value previously allocated to it.

(d) All Assets for which Preferential Rights to Purchase have been waived, or as to which the period to exercise such right has expired prior to the Closing, shall be sold to Purchaser at the Closing pursuant to the provisions of this Agreement.

(e) Promptly following the date hereof, and, in any event, prior to the Closing, Sellers shall use commercially reasonable efforts to obtain all consents listed on Schedules 5.15(a) and (b) that are required to permit the conveyance of the Assets by Sellers to Purchaser and the consummation by Sellers of the transactions contemplated hereby.

(f) If a Seller fails to obtain a consent (other than a Customary Post-Closing Consent, as in the case of an assignment of a governmental lease), which required consents are set forth on Schedules 5.15(a), prior to the Closing, then the Asset subject to such failed consent shall be excluded from the Assets to be conveyed to Purchaser, and the Purchase Price shall be reduced by the Allocated Value of the excluded Asset, unless such Seller conveys substitute acreage meeting the requirements of Section 4.2(b) to Purchaser at Closing. If such Seller does not convey qualified substitute acreage to Purchaser at Closing, then, for a period of 120 days following Closing, such Seller and Purchaser shall use their commercially reasonable efforts to attempt to obtain any such consent. If such consent is obtained within such period, then such Seller shall convey to Purchaser the Asset which was excluded from the Assets, and Purchaser shall pay to such Seller the Allocated Value of the excluded Asset.

Section 4.5Title Dispute Resolution. If Purchaser and the relevant Seller are unable to agree on the existence or cure of a Title Defect or a Title Defect Adjustment within 90 days after Closing, then any remaining disputed matters will be submitted to a title attorney with at least 15 years’ experience in oil and gas titles in the state of Oklahoma who has not represented any of the Parties, their Affiliates or officers within the last five years, the identity of which shall be agreed upon by Purchaser and such Seller, each acting reasonably, for resolution. A Party shall submit any materials relevant to the dispute which they wish the title attorney to consider within seven days after submission of the dispute to such title attorney. Promptly, following said 7-day period, but by no later than 45 days after submission of the dispute(s), the title attorney will determine those matters in dispute and will render a written report as to the disputed matters as to the Title Defect and the related Title Defect Adjustment, which shall be conclusive and binding upon the Parties. The fees and expenses of the independent oil and gas title expert in respect of such report shall be paid one-half by Purchaser and one-half by the relevant Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Shalco represents and warrants and the West Star Entities jointly and severally represent and warrant to Purchaser that, in the case of Shalco only, as to Shalco only, and in the case of a West Star Entity, as to both West Star Entities only, that the statements and matters set out in this Article 5 are true and correct:

Section 5.1Existence and Qualification. West Star Operating and West Star E&P represent and warrant that West Star Operating and West Star E&P is are corporations duly formed, validly existing and in good standing under the laws of the State of Oklahoma, has the requisite power to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each jurisdiction in which the assets owned or leased by it makes such qualification necessary, and is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which such qualification is required by applicable Laws. Shalco represents and warrants that Shalco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has the requisite limited liability company power to carry on its business as it is now being conducted, is duly qualified to do business is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary, and is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which such qualification is required by applicable Laws.

Section 5.2Power. Such Seller has all requisite power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3Authorization and Enforceability. The (i) execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability, as applicable, action on the part of such Seller and (ii) this Agreement and all documents required hereunder to be executed and delivered by such Seller at the Closing have been duly executed and delivered by such Seller and constitute the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4Conflicts. Except for the matters set forth on Schedule 5.4, neither the execution and delivery by such Seller of this Agreement nor the other Transaction Documents to which it is a party nor the consummation by such Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the governing documents of such Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any lien, encumbrance or right of termination, cancellation, payment, guaranty or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which such Seller is a party or by which the Assets are bound, (c) violate any Laws applicable to such Seller or the Assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval (other than a Customary Post-Closing Consent and approval, as in the case of an assignment of a governmental or tribal oil and gas lease) of, or notification to, any Governmental Authority or any other Person that has not been made or obtained.

Section 5.5Foreign Person.  Shalco is a Delaware limited liability company, wholly owned by Shalco Ltd. U.K. and as such is a disregarded entity. Neither West Star Operating nor West Star E&P is a “foreign person” within the meaning of Section 1445 of the Code nor an entity disregarded as separate from any foreign Person within the meaning of Treasury Regulation § 301.7701-3(a).

Section 5.6Litigation.  Except as disclosed on Schedule 5.6, there is no (i) lawsuit, action or litigation by any Person by or before any Governmental Authority pending of which such Seller has actual notice or, to such Seller’s knowledge, threatened, against such Seller, or (ii) legal, administrative or arbitration proceeding pending of which it has actual notice or, to such Seller’s knowledge, threatened, against such Seller, (in each case) (a) with respect to such Seller’s ownership or operation of the Assets or (b) that would affect the ability of such Seller to consummate the transactions contemplated by this Agreement.

Section 5.7Material Contracts.

(a)Schedule 5.7 sets forth all Applicable Contracts affecting suchSeller’s interest in the Assets of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract with respect to any undeveloped Leases that can reasonably be expected to result in aggregate payments by such Seller (before giving effect to the transactions contemplated hereby) of more than $15,000 during the remainder of the current or any subsequent fiscal year or $50,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in operations, production, volumes or revenues);

(ii) any Applicable Contract with respect to any Wells that can reasonably be expected to result in aggregate revenues to such Seller (before giving 14 effect to the transactions contemplated hereby) of more than $15,000 during the remainder of the current or any subsequent fiscal year or $50,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in operations, production, volumes or revenues);

(iii) any Applicable Contract for Oil, Gas or other Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Applicable Contract that is not terminable without penalty on 30 days or less notice;

(iv) any indenture, mortgage, loan, credit or sale-leaseback or similar contract secured by any of the Assets;

(v) any Applicable Contract that constitutes a lease under which such Seller is the lessor or the lessee of real or personal property (but not including the Leases or any other Mineral Interest), which lease cannot be terminated by such Seller without penalty upon 30 days or less notice;

(vi) any Applicable Contract with any Affiliate of such Seller (but not including the Leases or any other Mineral Interest);
(vii) any Applicable Contract that contains a call on production;
(viii) any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar contract (in each case, excluding any tax partnership);

(ix) any executory Applicable Contract that constitutes a farmout agreement, exploration agreement, participation agreement or other similar Contract where the primary obligation thereunder has not fully been performed;

(x) any Applicable Contract that constitutes a joint operating agreement;
(xi) any Applicable Contract related to the supply, transportation, storage or use of water;
(xii) any Applicable Contract where the primary purpose thereof was to indemnify another Person; and
(xiii) any Applicable Contract that is a seismic or other geophysical acquisition agreement or license.

(b)Except as set forth in Schedule 5.7, there exist no defaults by such Seller under any Material Contract to which such Seller is a party or, to such Sellers’ knowledge, by any other Person that is a party to such Material Contract. Each of the Material Contracts to which such Seller is a party is in full force and effect as to such Seller and, to such Seller’s knowledge, each counterparty thereto. Prior to the execution of this Agreement, such Seller has made available to Purchaser true and complete copies of each Material Contract to which such Seller is a party (together with all amendments thereto).

(c)Except as set forth on Schedule 5.7, part 2, the Applicable Contracts to which such Seller is a party do not include:

(i) any non-competition agreements or agreements that purport to restrict, limit or prohibit the manner in which, or the locations in which, such Seller conducts business, including area of mutual interest Contracts;

(ii) any “tag along” or similar rights allowing a third party other than another Seller to participate in future sales of any of the Mineral Interests;
(iii) any calls on, or options to purchase, material quantities of Oil, Gas or other Hydrocarbon production, other than pursuant to currently effective purchase and sale contracts;
(iv) any preferential or other right to purchase any Asset; or
(v) any Contracts with Affiliates of such Seller which will remain in effect at the Closing.

Section 5.8Payment of Royalties. To the best of such Sellers’ knowledge, except for such items that are not yet due or are being held in suspense as permitted pursuant to applicable Laws, such Seller has paid all Burdens due by such Seller with respect to the Leases.

Section 5.9Overriding Royalties. Except for the Overriding Royalty Obligations listed on Exhibit H, Sellers do not own or intend to reserve any other overriding royalties related to the Mineral Interests.

Section 5.10Imbalances. Except as set forth in Schedule 5.10, there are no Imbalances associated with the Mineral Interests as of the Effective Time.

Section 5.11Current Commitments. Schedule 5.11 sets forth all authorities for expenditures and other capital commitments (“AFEs”) relating to the Mineral Interests to drill or rework any Wells or conduct other operations which such Seller has approved, including those for which such Seller had the right to consent or non-consent, (in each case) for which all of the activities anticipated in such AFEs have not been completed or where the payments required by such AFEs have not been made.

Section 5.12Taxes and Assessments.

(a)Except as disclosed on Schedule 5.12, all Tax Returns required to be filed for, by, on behalf of such Seller with respect to the Assets, or with respect to the income, business or activity with respect to such Seller’s interest in the Assets have been timely filed. To the best of such Sellers’ knowledge, all such Tax Returns are true and correct in all respects and were prepared in compliance with all applicable Laws. All

Taxes due and owing as shown on such Tax Returns have been paid. Except as disclosed on Schedule 5.12, no Person reporting Taxes with respect to such Seller’s interest in the Assets (including income, business or activity with respect to such Seller’s interest in the Assets) currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes which are not yet due and payable) upon such Seller’s interest in the Assets of which such Seller has received actual notice.

(b) There is no dispute or claim concerning any Tax Liability of such Seller with respect to such Seller’s interest in the Assets either claimed or raised by any authority in writing of which such Seller has received actual notice. To the knowledge of such Seller, no claim (which remains outstanding) has ever been made in writing by any authority in a jurisdiction where such Seller does not file Tax Returns with respect to such Seller’s interest in the Assets that such Seller is or may be subject to taxation by that jurisdiction. None of such Seller’s interest in the Assets is held in an arrangement treated as a partnership for U.S. federal income Tax purposes.

(c) To such Seller’s knowledge, none of such Seller’s interest in the Assets are “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt use property” within the meaning of Section 168(g)(5) of the Code.

(d) Such Seller is not (and its Affiliates are not) a party to any agreement with any Governmental Authority with respect to Tax that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(e) To such Seller’s knowledge, all of such Seller’s interest in the Assets that are subject to property tax have been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of such Assets constitute omitted property for property tax purposes.

Section 5.13Environmental Laws.

(a) Except as disclosed on Schedule 5.13, Sellers’ ownership, use and operation of the Assets have been and are in compliance with the requirements of all applicable Environmental Laws.

(b) Except as disclosed on Schedule 5.13, all Permits or other authorizations issued by a Governmental Authority under Environmental Law required for the operation of the Assets as they are currently being operated have been timely obtained and are currently in full force and effect and such Seller is in compliance in all respects with, and such Seller’s ownership, use and operation of the Assets is in compliance in all material respects with, all such permits and authorizations.

(c) Except as disclosed on Schedule 5.13, there are no actions, suits, claims, investigations, inquiries or proceedings pending or threatened by any Person before any Governmental Authority with respect to the Assets of which such Seller has received notice that pertain or relate to (i) violations of Environmental Laws, (ii) any remediation obligations or cost recovery under applicable Environmental Laws, or (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials.
(d) No Person acting on behalf of such Seller has disposed or Released any Hazardous Materials on, at or under the Mineral Interests that could give rise to material costs or Liability.

(e) Such Seller is not currently operating or required to be operating the Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued and duly served upon such Seller or entered into under any Environmental Law.

(f) Such Seller has provided Purchaser with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of the Assets that are in the possession or subject to the control of such Seller or to the best of such Seller’s knowledge any of its consultants, agents or representatives.

Section 5.14Compliance with Laws. To the best of such Seller’s knowledge, such Seller is in compliance with, and such Seller’s ownership, use and operation of its interest in the Assets are in compliance with, all applicable Laws.

Section 5.15Consents and Preferential Purchase Rights. Except (a) as set forth in Schedule 5.15(a), (b) Customary Post-Closing Consents (as in the case of an assignment of a governmental or tribal oil and gas lease), including those set forth on Schedule 5.15(b), and (c) Preferential Right to Purchase set forth in Schedule 5.15(c) and other than those consents that will have been obtained on or prior to the Closing Date, there are no preferential rights to purchase or required third party consents to assignment, which may be applicable to the Assets.

Section 5.16Advance Payments. Such Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than gas balancing arrangements), to deliver Oil, Gas or other Hydrocarbons, or proceeds from the sale thereof, attributable to such Seller’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 5.17Wells. Except for the Wells listed on Schedule 5.17, all Wells have been drilled and completed, or will be drilled and completed, as applicable, within the time limits permitted by all applicable Leases, Applicable Contracts, pooling or unit agreements and Laws. No Well is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of Law.

Section 5.18AMI. Except as shown on Schedule 5.18, such Seller is not bound by any area of mutual interest provision or similar joint development arrangement with respect to the Mineral Interests.

Section 5.19Suspense Funds. Schedule 5.19 contains a listing showing all proceeds from production attributable to the Conveyed Interests that are held in suspense by such Seller rather than the purchaser of production as of the date hereof.

Section 5.20Payout. Schedule 5.20 contains a complete and accurate list of the status of any “payout” balance as of the respective dates set forth therein that would affect such Seller’s ownership interest in the Wells.

Section 5.21Plugging and Abandonment. Except as set forth in Schedule 5.21, there is no Well (a) in respect of which such Seller, its Affiliates or, to such Seller’s knowledge, any third party operator thereof, has received an order from any Governmental Authority requiring that such Well be plugged and abandoned; or (b) that (i) is neither in use for purposes of production or injection, nor suspended or temporarily abandoned, and (ii) is required to be plugged and abandoned pursuant to applicable Laws which has not been plugged and abandoned in accordance with applicable Laws or is not at such time being plugged and abandoned in accordance with applicable Laws, as applicable.

Section 5.22Non-Consent. Except as set forth on Schedule 5.22, neither such Seller nor its Affiliates has elected or deemed to be elected a non-consenting party for any operation of a Well.

Section 5.23Personal Property. Except as set forth on Schedule 5.23, all personal property constituting part of the Assets is in a state of reasonable condition and repair (ordinary wear and tear excepted) so as to be suitable for the purpose of such personal property. Title to all of such Seller’s interest in the personal property constituting part of the Assets as of the date hereof is, and as of the Closing Date, shall be transferred to Purchaser, free and clear of liens and encumbrances other than Permitted Encumbrances. Sellers have the right to sell all Assets except for the Leases and Wells.

Section 5.24Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against such Seller of which it has actual notice, or, to such Seller’s knowledge, being contemplated by or threatened against such Seller and neither such Seller nor any of its Affiliates is insolvent or generally not paying its debts when and as they become due.

Section 5.25Condemnation. There is no actual or threatened, taking (whether permanent, temporary, whole or partial) of any portion of such Seller’s interest in the Assets by reason of condemnation or the threat of condemnation of which such Seller has received actual notice.

Section 5.26Lease Provisions. Such Seller is in full compliance with its obligations under the Mineral Interests.

Section 5.27Governmental Authorizations. Except with respect to Environmental Laws, which are addressed in Section 5.13, and for the Governmental Authorizations set forth on Schedule 5.27, to the best of such Seller’s knowledge, such Seller (a) has obtained and is maintaining all Governmental Authorizations that are presently necessary or required for the ownership and operation of the Assets as currently owned by such Seller and (b) has operated the Assets in all respects in accordance with the conditions and provisions of such Governmental Authorizations, and no written notices of any violation have been received by such Seller, and no proceedings are pending or threatened of which such Seller has actual notice that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Sellers.

Section 5.28Stock. Such Seller acknowledges that the offering, issuance and sale of the Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or under any state securities laws. Such Seller (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any Person in violation of the Securities Act or any applicable U.S. state securities laws, (ii) will not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Shares and of making an informed investment decision, and has conducted a review of the business and affairs of PEC that it considers sufficient and reasonable for purposes of making the purchase of the Shares, and (iv) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act) and has indicated the category of accredited investor into which it falls by completing the Investor Questionnaire attached hereto as Exhibit I (the “Investor Questionnaire”) and forming part of, and incorporated by reference into, this Section 5.28. Such Seller acknowledges that the following legend may be placed on the certificates representing such Shares:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ADDITION, THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE PURCHASE AND SALE AGREEMENT, DATED OCTOBER 14, 2013 AMONG WEST STAR OPERATING COMPANY, WEST STAR EXPLORATION AND PRODUCTION COMPANY, SHALCO ENERGY (DELAWARE), LLC, POSTROCK MIDCONTINENT PRODUCTION, LLC AND POSTROCK ENERGY CORPORATION.

Section 5.29Completeness of Assets. The Assets include all of such Seller’s right, title and interest (beneficial interest only where so described) in and to all equipment, material, Applicable Contracts, data and records and other property primarily used or primarily held for use by Sellers or any of their Affiliates in connection with the ownership and use of the Assets and the disposal of Oil, Gas and other Hydrocarbons therefrom to enable Purchaser to operate and exploit the Assets from and after Closing in the same manner as such Assets were operated and exploited by Sellers before Closing.

Section 5.30No Material Adverse Change. Except as set forth in Schedule 5.30, since the Effective Date, there has been no material damage, destruction or loss to the Assets.

Section 5.31Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, Liability or expense, as a result of undertakings or agreements of such Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.32Production Payments and Net Profits Interests. Sellers do not own any production payments or net profits interests with respect to the Leases and Wells.

Section 5.33Knowledge Qualifier for Non-Operated Assets. With respect to Shalco only, each representation and warranty in Sections 5.8 through 5.11, Sections 5.13 through 5.23, Sections 5.25 through 5.27 and Section 5.29 shall be deemed to be qualified by the phrase “to such Seller’s knowledge”.

Section 5.34Limitations. EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, PURCHASER REPRESENTS AND AGREES THAT EACH SELLER IS NOT MAKING, AND EACH SELLER EXPRESSLY DISCLAIMS (X) ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AT LAW OR IN EQUITY, AS TO (I) TITLE TO ANY OF THE ASSETS; (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR OF EACH SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS; (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS; (IV) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS; AND (VI) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT; AND (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; AND (Y) ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, WHETHER STATUTORY, AT LAW OR IN EQUITY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS PROVIDED TO THE CONTRARY IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS. EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, COMPLIANCE WITH ENVIRONMENTAL LAWS OR ANY OTHER ENVIRONMENTAL MATTERS. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING UPON AND HAS NOT RELIED UPON ANY REPRESENTATIONS AND WARRANTIES OF ANY SELLER OR ITS REPRESENTATIVES, EXCEPT FOR THE

SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY EACH SELLER, SEVERALLY, IN THIS AGREEMENT

TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN ARTICLES 10 AND 12 WHICH WERE SPECIFICALLY BARGAINED FOR AMONG PURCHASER AND SELLER AND WERE TAKEN INTO ACCOUNT BY PURCHASER AND EACH SELLER IN ARRIVING AT THE PURCHASE PRICE. PURCHASER ACKNOWLEDGES AND AGREES THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND IS THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS INTENDED TO BE A CLEAR, UNEQUIVOCAL, AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER OKLAHOMA LAW.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers the matters set out in this Article 6 are true and correct:

Section 6.1Existence and Qualification. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary.

Section 6.2Power. Purchaser has all requisite limited liability company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3Authorization and Enforceability.    The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement and all documents required hereunder to be executed and delivered by Purchaser at the Closing have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4Capitalization. The authorized capital stock of PEC consists of 100,000,000 shares of Common Stock, of which 24,636,051 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 7,250 shares of Series A Cumulative Redeemable Preferred Stock are issued and outstanding and 313,937 shares of Series B Voting Preferred Stock are issued and outstanding. Except as set forth in Schedule  6.4, no Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of PEC. Except as set forth above or in Schedule 6.4, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which PEC or any of its subsidiaries is or may be obligated to issue any equity securities of any kind. The issuance and sale of the Shares hereunder will not obligate PEC to issue shares of Common Stock or other securities to any other Person (other than the Sellers) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. The Shares have been duly and validly authorized and, when issued and delivered pursuant to this Agreement, will be duly and validly issued, fully paid and non-assessable.

Section 6.5Conflicts. Assuming receipt of the consents obtained and listed on Schedule 6.5, neither the execution and delivery by Purchaser of this Agreement or the other Transaction Documents to which it is a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or other organizational documents of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or require any consent under, any indenture, license, contract, agreement or other instrument, (c) violate any Laws applicable to Purchaser or any of its respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, or notification to, any Governmental Authority or any third party that has not been made or obtained.

Section 6.6Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened in writing before or by any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser that would reasonably be expected to prohibit the consummation of the transactions contemplated hereby.

Section 6.7Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Purchaser’s knowledge, being contemplated by or threatened against Purchaser and neither Purchaser nor any of its Affiliates is insolvent or generally not paying its debts when and as they become due.

Section 6.8Liability for Brokers’ Fees. Sellers shall not, directly or indirectly, have any responsibility, Liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 6.9Transaction.

(a) Purchaser has had an opportunity to discuss the matters set forth in this Agreement and has received and reviewed all documents and other information that it has requested from Sellers;

(b) Except to the extent of Sellers’ representations in Article 5 and the special warranty in Section 4.1, Purchaser has relied upon its own investment, tax and legal advisors, and Purchaser is familiar with the nature of and risks attending investments in oil and gas interests in a largely undeveloped project;

(c) Purchaser is an accredited investor as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act; and

(d) Purchaser understands that an investment in oil and gas involves substantial risks and Purchaser recognizes the risk relating to entering into this Agreement including the fact that Purchaser could lose its entire investment.

(e) The adequate current public information requirements of Rule 144(c)(1) under the Securities Act are satisfied with respect to PEC.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1Access. On and after the Execution Date, Sellers will, give Purchaser and its representatives access, to the Assets (and to personnel and representatives of Sellers responsible for the Assets at such times as Purchaser may reasonably request) and access to and the right to copy, at Purchaser’s expense, the Records in such Seller’s possession, for the purpose of conducting a confirmatory review of the Assets, but only to the extent that such Seller may do so without violating applicable Laws or confidentiality provisions in agreements, licenses, or permits to which it is a bound or disclosing matters subject to the attorney client privilege, provided that Sellers shall use commercially reasonable efforts to obtain such consents without any out of pocket costs to Sellers (provided, however, that Sellers shall not be required to incur any third party out-of-pocket costs or expenses in connection therewith). Such access by Purchaser shall be limited to each Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that does not unreasonably interfere with the operation of such Seller’s business. Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment (as defined in applicable ASTM standards) of the Assets and may conduct visual inspections and record reviews (subject to the record limitations above) relating to the Assets, including their condition and compliance with Environmental Laws, subject to receipt of written permission from the applicable Seller, such permission not to be unreasonably withheld. Purchaser’s right of access shall not entitle Purchaser to operate any equipment or conduct intrusive testing or sampling. Purchaser shall provide the applicable Seller, with at least 48 hours written notice before the Assets are accessed pursuant to this paragraph, along with a description of the activities Purchaser intends to undertake. All information obtained by Purchaser and its representatives under this Section 7.1 shall be subject to the terms of the Confidentiality Agreement.

Section 7.2Press Releases. Neither Sellers nor Purchaser, nor any of their respective Affiliates, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding preferential rights to purchase any of the Assets, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (b) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over a Party or its respective Affiliates or (c) subject to the Confidentiality Agreement, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (a) and (b), to the extent permitted by applicable Laws, each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 7.3Operations Prior to Closing. Except as set forth in Schedule 7.3, or as contemplated by the AFEs and other capital commitments described in Schedule 5.11, Sellers agree that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in advance in writing by Purchaser, Sellers shall:

(a) operate the Assets in the usual, regular and ordinary manner consistent with past practice;
(b) maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Sellers;

(c) not enter into a Contract that if entered into prior to the date of this Agreement, would be required to be listed in a schedule attached to this Agreement, or materially amend, change the terms of or terminate any Applicable Contract;

(d) not propose or commit to any single operation, or series of related operations, reasonably anticipated to require capital expenditures by the owner of the Assets in excess of $75,000, or make any capital expenditures with respect to any operation, or series of related operations, in excess of $75,000 (except for emergency operations and operations required under presently existing contractual obligations);

(e) maintain insurance coverage on the Assets in the amounts and of the types in place as of the date hereof;
(f) use commercially reasonable efforts to maintain all Leases in full force and effect;
(g) maintain all permits, approvals and registrations from and with Governmental Authorities applicable to the Assets;

(h) not transfer, sell, hypothecate, mortgage, pledge or dispose of or otherwise encumber any of the Assets other than the sale and/or disposal of Oil, Gas or other Hydrocarbons in the ordinary course of business, assignments of the Overriding Royalty Obligations and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(i) maintain in full force and effect, and not surrender or abandon, or waive any material rights with respect to, the applicable Assets, and fulfill all contractual or other covenants, obligations and conditions imposed upon the Sellers with respect to the applicable Assets, including payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments;
(j) not settle or compromise any claim relating to the Assets for which the Purchaser would have Liability or responsibility;

(k) provide Purchaser with prompt written notice of (1) any claims, demands, suits or actions made against Sellers which affect the applicable Assets, or (2) any proposal from a third party to engage in any transaction with respect to the operation of the applicable Assets;

(l) not introduce any new methods of management, operation or accounting with respect to any of the applicable Assets, except as may be required by any Governmental Authority or by GAAP;
(m) not grant or create any preference right with respect to the Mineral Interests;
(n) not enter into any hedging transactions with respect to the Assets; and
(o) continue to acquire at Purchaser’s expense renewal leases and lease extensions necessary to maintain the Mineral Interests within the Non-HBP Leasehold at current levels.

Section 7.4Further Assurances. The Parties agree that from time to time after the Closing Date they shall (a) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such further consents, certifications, affidavits and assurances as the Parties may reasonably request in order to vest in Purchaser all right, title and interest in the applicable Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (b) take, or cause to be taken, all actions and do, or cause to be done, all such things as the Parties may reasonably request in order to put Purchaser in actual possession of the Assets or otherwise to accomplish the purposes of this Agreement. Promptly following the Closing, Purchaser, at Purchaser’s cost and expense as provided in Section 13.3, shall effect recordation of any conveyances assigning and conveying the applicable Assets to Purchaser in each local jurisdiction where such Assets are located. Purchaser shall submit the assignment(s) of any Leases granted by a Governmental Authority for approval by such applicable Governmental Authority from which such approval is required pursuant to applicable Laws, obtain any security required by such Governmental Authority within 15 days after Closing, and use commercially reasonable efforts to pursue the Governmental Authority’s approval of such assignment(s).

Section 7.5Governmental Reviews. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including (a) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement. If a Party intends to participate in any meeting with any Governmental Authority with respect to the actions contemplated by this Section 7.5, it shall give the other Party reasonable prior notice of such meeting and permit the other Party to attend such meeting to the extent practicable.

Section 7.6Drilling Obligation. Purchaser shall drill and complete two wells on the Leases described on Exhibit A-3 within 12 months following the Closing Date, which wells may be horizontal or vertical and within any zone, in Purchaser’s sole discretion; provided, however, that Purchaser’s completion of the Fundis 1-4H Well (API # 35-125-23741) shall not be deemed to fulfill the requirement of drilling and completing one of the two wells required by this Section 7.6; provided further, that in the event of Force Majeure affecting Purchaser’s ability to drill or complete one or both of the wells contemplated by this Section 7.6, the deadline for drilling and completing one or both of such wells, as applicable, shall be extended by the period of time Purchaser suffers any such events of Force Majeure. Purchaser shall provide Sellers prompt written notice of the occurrence of any such events of Force Majeure and when such event(s) of Force Majeure have been cured. Purchaser shall provide Sellers with copies of daily drilling reports, logs and all other well information with respect to such two wells at the time and in the manner in which such information would be provided to a non-operating working interest owner in good standing. The sole and exclusive remedy for breach of this Section 7.6 shall be the reassignment from Purchaser to Sellers of all of the Non-HBP Leasehold, without any costs to Sellers or refund by Sellers.

Section 7.7Restrictions on Transfer of the Stock. For a period of five years after the Closing, no Seller, or Sellers’ Designees who are receiving Stock at Closing as reflected on Schedule 7.7, shall transfer more than 1% of the total outstanding shares of PEC Stock, on an individual basis, during any three month period in transactions not registered under the Securities Act or other than in accordance with the Registration Rights Agreement. Notwithstanding the foregoing, West Star Operating and West Star E&P may transfer an aggregate of up to 93,133 shares of PEC Common Stock to the persons set forth on Schedule 7.7, in each case subject to compliance with the applicable provisions of Rule 144 under the Securities Act, including paragraphs (c)(1) and (d) thereunder, and any shares so transferred shall not be taken into account in determining the number of shares that may be transferred by such Sellers in compliance with the first sentence of this Section 7.7. In this regard, PEC agrees to use commercially reasonable efforts to satisfy the conditions of Rule 144(c)(1).

Section 7.8Seismic License. Sellers hereby grant to Purchaser, effective from and after the Closing Date, a royalty-free 20-year non-transferable (except to an Affiliate of Purchaser) license of all Seismic Data and Information owned by Sellers (or which is in any Sellers’ possession and may be partially assigned without third party consent or expenditures beyond tape copying costs and expenses) to the extent that such data cover the Lands. The license granted pursuant to this Section 7.8 is not assignable without the consent of the applicable Seller, except to an Affiliate.

Section 7.9Operatorship. Within 30 days after execution of this Agreement, Sellers shall send notices (in form and substance reasonably acceptable to Purchaser) to all co-owners of the Mineral Interests that it currently operates indicating that it is resigning as operator contingent upon and effective at Closing, and nominating and recommending Purchaser, as successor operator. Purchaser and West Star Operating will, at Closing, execute the appropriate form for change of operator which is required by the Corporation Commission of the State of Oklahoma (OCC Form 1073) for each Well. Such form shall be prepared by Seller, which will file the same with the Oklahoma Corporation Commission immediately in the event that Purchaser is selected as successor operator. As soon as possible following Closing, Seller shall, at Purchaser’s expense, cause to be filed at the Oklahoma Corporation Commission such documentation, initiate any proceedings or both, as is necessary to cause Purchaser to be designated operator under any order of the Oklahoma Corporation Commission under which Seller is serving as operator. Purchaser shall promptly, following its selection as Operator, file all appropriate forms (to be prepared by West Star Operating with the cooperation of Purchaser), permit transfers and declarations or bonds with federal and state agencies relative to Purchaser’s assumption of operatorship. Sellers do not make any representation, warranty or assurance as to Purchaser’s ability to succeed to operatorship of these Mineral Interests.

Section 7.10Confidentiality.

(a) Upon consummation of the Closing, the Parties agree to terminate the Confidentiality Agreement.

(b) If the Closing should occur, from and after the Closing and except as otherwise provided in this Agreement, Sellers shall not, and shall cause their Affiliates and their respective officers, directors, employees, agents, consultants and other representatives (“Sellers’ Representatives”) not to, disclose, permit to be disclosed, use, permit to be used, copy or permit to be copied, any trade secrets and proprietary or confidential information relating to the Assets and this Agreement, except for (i) disclosures and uses required by Law or stock exchange rules or of information that has become part of the public domain through no action of Sellers or Sellers’ Representatives after the Closing, (ii) disclosures to Affiliates, and (iii) disclosures to financial institutions or other third Persons in connection with evaluation of financing or a sales or acquisition transaction provided that such financial institution or other third Person is bound by a reasonable obligation of confidentiality covering such information. Notwithstanding any of the foregoing or anything to the contrary in this Agreement, Sellers shall have the nonexclusive right to use in the ordinary course of business any information about the Assets, including copies (retained by Sellers) of any maps, engineering data and reports, reserve studies and evaluations, logs, Records or other data and information being transferred as part of the Assets; provided, however, that, except as required by Law, each Seller shall, and shall cause Sellers’ Representatives and each of their respective Affiliates to (i) keep such data and information confidential in accordance with the terms hereof, (ii) require its third party consultant or advisor to keep such information confidential in accordance with the terms hereof, and (iii) continue to comply with the obligations under any third party confidentiality agreements with respect to such data or information or the Assets pursuant to the terms of such third party confidentiality agreements.

Section 7.11Override Obligations. All Overriding Royalty Obligations listed on Exhibit H shall survive the Closing and be immediately effective and assignable and shall apply to any and all rights acquired by Purchaser or its assigns in accordance with the applicable overriding royalty assignment and/or agreement, subject, however, to the terms of such assignment and/or agreement; provided however, that if any Mineral Interests burdened by the Overriding Royalty Obligations are pooled, the Overriding Royalty Obligations shall continue to burden only the original acreage covering the Mineral Interests prior to such pooling and not any additional acreage resulting from the pooling arrangement.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions provided for herein are subject, at the option of Purchaser, to the fulfillment by Sellers or waiver by Purchaser, on or prior to the Closing of each of the following conditions:

(a) Representations. The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than individual representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b) Performance. Sellers shall have performed or complied in all material respects with all of its obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Sellers is required prior to or at the Closing Date.

(c) No Action. No material suit, action, or other proceeding by a third party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(d) Governmental Consents. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted.

(e) Title Defects. All Title Defect Adjustments determined pursuant to Section 3.3, shall be less than 15% of the Purchase Price.
(f) Specified Consents. The Sellers shall have obtained the consents specified on Schedule 5.15(a), except consents and approvals of assignments by 29

Governmental Authorities that are customarily obtained after closing shall have been granted.

Section 8.2Sellers’ Conditions to Closing.    The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment by Purchaser or waiver by Sellers, on or prior to the Closing of each of the following conditions:

(a) Representations. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than individual representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b) Performance. Purchaser shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Purchaser is required prior to or at the Closing Date.

(c) No Action. No material suit, action, or other proceeding by a third party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(d) Governmental Consents. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted.

(e) Title Defects. All Title Defect Adjustments determined pursuant to Section 3.2, shall be less than 15% of the Purchase Price.
(f) Material Change. Since the Effective Time there has been no material adverse change in the financial condition, results of operations, or operations of PEC.

ARTICLE 9
CLOSING

Section 9.1Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall take place at the offices of PEC located at 210 Park Avenue, Suite 2750, Oklahoma City, OK 73102, on November 1, 2013 (the “Target Closing Date”), or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 9.2Sellers’ Closing Deliveries. At the Closing, upon the terms and subject tothe conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Sellers are delivering or causing to be delivered to Purchaser the following:

(a) conveyances of the Assets substantially in the form attached hereto as Exhibit G (the “Conveyances”), duly executed by the applicable Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b) assignments of all Applicable Contracts duly executed by the applicable Seller;

(c) in the form attached hereto as Exhibit J, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the applicable Seller’s interest in the Assets from and after the Effective Time, for delivery by Purchaser to the purchasers of production.;

(d) copies of all existing joint operating agreements governing the Mineral Interests of the applicable Seller;

(e) evidence of receipt of all consents and approvals of any Governmental Authority or third party listed on Schedules 5.13 and 5.15(a) except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing;

(f) with respect to each Seller, a Certificate of Non-Foreign Status in the form attached hereto as Exhibit K;

(g) a certificate from each Seller, dated the Closing Date, signed by the President or a Vice President of each Seller, to the effect that, to the knowledge of such officer, the conditions specified in Sections 8.1(a), (b), (c) and (d) have been fulfilled;

(h) a registration rights agreement in the form attached hereto as Exhibit L (the “Registration Rights Agreement”), duly executed by Sellers and each of any Sellers’ Designees receiving Stock from Purchaser at Closing;

(i) the Investor’s Questionnaire duly executed by each of any Sellers’ Designees receiving Stock from Purchaser at Closing;

(j) change of operator forms executed by Purchaser and West Star Operating suitable for evidencing transfer of operatorship from West Star Operating to Purchaser with the applicable Governmental Authority (to be held by Seller until transfer of operatorship as contemplated under Section 7.9);

(k) the Water Supply Agreement in the form attached hereto as Exhibit E, duly executed by Sellers; and

(l) deliveries of such other instruments as Purchaser shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to Sellers and its counsel.

Section 9.3Purchaser’s Closing Deliveries. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of its obligations pursuant to Section 9.2, Purchaser is delivering or causing to be delivered to Sellers, the following:

(a) wire transfer of the Cash Consideration in same-day funds to the account specified by Sellers in accordance with Section 3.4;
(b) deliver the stock certificates representing the Shares;
(c) the executed Conveyances of the Assets;
(d) the executed assignments of all Applicable Contracts;

(e) a certificate from Purchaser, dated the Closing Date, signed by the President or a Vice President of Purchaser, to the effect that, to the knowledge of such officer, the conditions specified in Sections 8.2(a), (b) and (c) have been fulfilled;

(f) the executed Registration Rights Agreement;

(g) change of operator forms executed by Purchaser and West Star Operating suitable for evidencing transfer of operatorship from West Star Operating to Purchaser with the applicable Governmental Authority (to be held by Seller until transfer of operatorship as contemplated under Section 7.9);

(h) the executed Water Supply Agreement; and
(i) deliveries of such other instruments as Sellers shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

Section 9.4Records. In addition to the obligations set forth under Section 9.3, no later than 15 days following the Closing Date, Sellers shall deliver to Purchaser the Records that were not delivered to Purchaser at the Closing.

ARTICLE 10
TERMINATION, DEFAULT AND REMEDIES

Section 10.1Right of Termination.    This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 8.1 have not been satisfied by the Target Closing Date;

(b) by Sellers, at Sellers’ option, if any of the conditions set forth in Section 8.2 have not been satisfied by the Target Closing Date;
(c) by Purchaser if the Closing has not occurred by December 6, 2013; or
(d) upon the mutual agreement of Purchaser and Sellers.

Notwithstanding the foregoing, no Party shall have the right to terminate this Agreement if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

Section 10.2Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.31, 6.8, 7.2, 10.1, and 10.2, Article 13 and Appendix I, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve any Party from Liability (including Liability for consequential damages) for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Section 10.1 and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing or failed and refused to Close notwithstanding that the other Party has fully met its condition to Close, then the such other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

ARTICLE 11
TAX MATTERS

Section 11.1Liability for Taxes.

(a)Certain Transfer Taxes.

(i)Purchaser shall bear any sales, use, documentary stamp or Transfer Taxes, recording fees and similar Taxes, and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Should any Seller or any Affiliate of such Seller pay any amount for which Purchaser is liable under this Section 11.1 (a), Purchaser shall, promptly following receipt of Sellers’ invoice describing the amount in reasonable detail, reimburse the amount paid. The Parties will cooperate with respect to any exemption from any such Taxes. The Purchase Price does not include sales Taxes that may be applicable to the sale of the Assets hereunder. Purchaser shall pay to Sellers an amount equal to all sales Taxes payable with respect to the Transaction, and such amount will be added to the Purchase Price and included in the calculation of the Adjusted Purchase Price. Sellers shall remit that amount to the appropriate taxation authorities in accordance with the laws, rules, and regulation of the Governmental Authorities which are applicable to the sales Taxes. After Closing, Purchaser shall be responsible for, and shall indemnify and save Sellers and its Related Parties harmless in respect of, any and all sales Taxes imposed by a Governmental Authority (including interest and penalties) with respect to the Transaction which are in excess of the amounts collected by Sellers from Purchaser at Closing.

(ii)The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Laws, the amount of any Transfer Taxes described in this Section 11.1(a).

(b) From and after the Closing, Purchaser shall be liable for, and shall indemnify and hold harmless Sellers against, any Tax imposed on or with respect to the Assets if such Tax is not the responsibility of Sellers under this Agreement and Sellers shall be liable for, and shall indemnify and hold harmless Purchaser against any Taxes which are included within the definition of Retained Sellers Liabilities. Procedures similar to those in Article 12 shall apply to this indemnity. For Tax reporting, consistent with Retained Sellers Liabilities, the parties agree that Sellers shall report income and expenses for Tax purposes through the Closing for the Assets with the profit or loss from such period being an adjustment of the Purchase Price.

(c) For purposes of allocating any Tax between the period before and the period after the Effective Time or Closing, as the case may be, (i) production, severance, and similar Taxes shall be allocated to the period during which the relevant production occurred and (ii) ad valorem, property and similar Taxes shall be prorated based on (x) the ratio of the number of days in the year prior to (for Sellers) and on and after (for Purchaser) the Effective Time to the total number of days in the year as applied to (y) the amount of such Taxes for the most recent year for which the amount of such Taxes can be finally determined at the Closing. Sellers shall pay to Purchaser on demand Sellers’ portion of all Taxes prorated to Sellers under this Section 11.1 but paid by Purchaser to the extent not taken into account under Section 3.3. Purchaser shall pay to Sellers on demand Purchaser’s portion of all Taxes prorated to Purchaser under this Section 11.1 but paid by Sellers to the extent not taken into account under Section 3.3.

(d) If Purchaser receives a refund of any Taxes that Sellers are responsible for hereunder, or if Sellers receive a refund of any Taxes that Purchaser is responsible for hereunder, and such refund was not taken into account under Section 3.3, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder.

Section 11.2Access to Information.

(a)From and after the Closing, Sellers shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Sellers to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b) From and after the Closing, Purchaser shall grant to Sellers (or Sellers’ Designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Purchaser to the extent reasonably necessary to permit Sellers (or its Sellers’ Designees) to prepare Tax Returns, to conduct negotiations with, or contest deficiencies asserted by, Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c) Each of the Parties will preserve and retain all material schedules, work papers and other documents within the Party’s possession relating to any Tax Returns in respect of Taxes attributable to the Assets or to any claims, audits or other proceedings affecting the Assets until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d) At Purchaser’s or Sellers’ request, the other Party shall provide reasonable access to Purchaser or Sellers, as the case may be, and their respective Affiliates’ personnel who have knowledge of the information described in this Section 11.2.

Section 11.3FIRPTA Withholding. Purchaser shall be entitled to deduct and withhold any and all Taxes required to be withheld by any Governmental Authority on any payments made to Shalco pursuant to this Agreement. To the extent any amounts are so withheld, the Purchaser shall (i) pay such deducted and withheld amount to the proper Governmental Authority, and (ii) promptly provide Shalco evidence of such payment to such Governmental Authority.

ARTICLE 12
INDEMNIFICATION; LIMITATIONS

Section 12.1Assumption. Without limiting Purchaser’s rights to indemnity under this Article 12, if the Closing occurs, Purchaser shall assume and hereby agrees to timely fulfill, perform, pay and discharge the Assumed Obligations. “Assumed Obligations” means the following specified items: (i) the Property Costs attributable to the Assets following the Effective Time; (ii) the plugging and abandonment of any wells listed on Schedule 5.21, and the removal and disposal of all structures and equipment related thereto; (iii) except as it may arise from a breach of the representations set forth in Section 5.13 and the indemnification of such representations in this Article 12, all Liabilities and obligations relating to the Assets and arising from or in connection with any Environmental Laws; and (iv) Liabilities and obligations that relate to the ownership, use or operation by Purchaser of the Assets after the Effective Time; provided,  however, that Purchaser does not assume any obligations, costs or Liabilities to the extent that they are attributable to the following (collectively the “Retained Sellers Liabilities”):

(a)the Excluded Assets;

(b)Property Costs for which Sellers are responsible pursuant to Section 2.3;

(c) Income Taxes attributable to the Assets prior to and through the Closing or arising in connection with the consummation of the transaction contemplated hereby and other Taxes attributable to the Assets prior to the Closing, but excluding Transfer Taxes which are borne by Purchaser as set forth in Section 11.1(a);

(d) the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise;
(e) any Taxes (other than Income Taxes) arising from Sellers’ ownership, use and operation of the Assets to the extent arising prior to the Effective Time;
(f) actual or claimed property damage, personal injury or death relating to the Assets attributable to the period of time prior to the Closing Date;

(g) the payment of all obligations owed to working interest, royalty, overriding royalty and other interest owners relating to the Mineral Interests, including with respect to amounts in suspense, and attributable to the period of time prior to the Closing Date, and any mispayments or allegations of mispayments of such obligations attributable to the period of time prior to the Closing Date;

(h) the disposal or transportation of any Hazardous Materials from the Lands attributable to the period of time prior to the Closing Date to any location not on the Lands; and
(i) any obligations, costs or Liabilities of Sellers to the extent not specified as Assumed Obligations in this Section 12.1.

Notwithstanding anything herein to the contrary, Purchaser is not assuming any Liabilities or obligations, known or unknown, of Sellers or their Affiliates with respect to the Assets, except any thereof which may constitute Assumed Obligations set forth above.

Section 12.2Indemnification.

(a)From and after the Closing, Purchaser shall indemnify, defend and hold harmless each of Sellers and its current and former Affiliates and their respective officers, directors, employees and agents (the “Sellers Indemnified Persons”) against and from all Damages incurred or suffered by such Persons, to the extent caused by, arising out of or resulting from:

(i) the Assumed Obligations;
(ii) any breach of any of Purchaser’s covenants or agreements contained in this Agreement; or

(iii) any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement,

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Sellers Indemnified Persons, but excepting in each case Damages against which Sellers would be required to indemnify Purchaser under Section 12.2(b) at the time the claim notice is presented by Purchaser.

(b)From and after the Closing, Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser, its then-current and former Affiliates and their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Persons”) against and from all Damages incurred or suffered by such Purchaser Indemnified Persons to the extent caused by, arising out of or resulting from:

(i) the Retained Sellers Liabilities;
(ii) any breach of any of Sellers’ covenants or agreements contained in this Agreement; or
(iii) any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement,

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Purchaser Indemnified Persons, but excepting in each case Damages against which Purchaser would be required to indemnify Sellers under Section 12.2(a) at the time the claim notice is presented by Sellers.

(c)Any claim for indemnity under this Section 12.2 by any current or former Affiliate, director, officer, employee or agent of a Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Sellers and Purchaser shall have any rights against any Party under the terms of this Section 12.2 except as may be exercised on its behalf by Purchaser or Sellers pursuant to this Section 12.2(c). Each of Sellers and Purchaser may elect to exercise or not exercise indemnification rights under this Section 12.2(c) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no Liability to any such other Indemnified Person for any action or inaction under this Section 12.2(c).

(d)This Section 12.2 shall not apply in respect of title matters, which are exclusively covered by Article 4. Notwithstanding anything to the contrary in this Agreement, in the event a Tax results in an indemnity obligation pursuant to Section 11.1 and this Section 12.2, the Party to which the indemnity obligation relates shall only be liable under Section 11.1.

Section 12.3Indemnification Actions.  all claims for indemnification under Section 12.2 shall be asserted and resolved as follows:

(a) For purposes of this Article 12, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an 37 obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 12, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 12 (including, for the avoidance of doubt, those Persons identified in Section 12.2(c)).

(b) To make a claim for indemnification under Section 12.2, an Indemnified Person shall notify the Indemnifying Person or Persons of its claim, including, to the extent reasonably practicable, the specific details of and specific basis under this Agreement for its claim (the “Third Party Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Third Party Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of a Third Party Claim as provided in this Section 12.3 shall not relieve the Indemnifying Person of its obligations under Section 12.2 except to the extent such Indemnifying Person is actually prejudiced by such failure. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Third Party Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall have 30 days from its receipt of the Third Party Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12. If the Indemnifying Person does not notify the Indemnified Person within such 30 day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem reasonably necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) An Indemnifying Person shall have the right to defend, at its sole cost and expense, the Third Party Claim with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Such Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in all reasonable respects in contesting any Third Party Claim which the Indemnifying Person elects to contest (provided,  however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 12.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution that the Indemnified Person is not liable with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further Liability in respect of such Third Party Claim) or (ii) provides for relief or contains as a remedy anything other than money damages covered by the indemnity.

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Third Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have 30 days from its receipt of a written notice of such claim to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages.

Section 12.4Limitation on Actions.

(a)The representations and warranties of Sellers in Article 5 and of Purchaser in Article 6, shall survive the Closing for a period of 12 months; provided,  however, that the Fundamental and Tax Representations and the representations and warranties in Section 6.1, Section 6.2 and Section 6.3 shall survive the Closing and shall continue for the applicable statute of limitations relating to the subject matter thereof. Each covenant and agreement of the Parties contained in this Agreement shall survive the Closing indefinitely unless otherwise stated herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim duly asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 12.2(a)(ii), Section 12.2(a)(iii),  Section 12.2(b)(ii) and Section 12.2(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 12.2(a)(i) and Section 12.2(b)(i) shall continue without time limit.

(c) Sellers shall have no Liability for indemnification under Section 12.2(a)(iii) with respect to any individual claim for Damages that is less than $5,000. This Section 12.4(c) shall not limit indemnification with respect to (i) fraud, (ii) breaches of the Fundamental and Tax Representations, (iii) the Retained Sellers Liabilities, or (iv) the Assumed Obligations.

Section 12.5Express Negligence.    THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS AND RETAINED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. PURCHASER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE 13

MISCELLANEOUS

Section 13.1Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or in pdf form by other electronic means is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement. A Party executing by facsimile or in pdf form by other electronic means shall promptly provide the other Party with an original of its signed execution page of this Agreement, provided that such Party’s failure to provide such originals in a timely manner will not preclude the validity of this Agreement.

Section 13.2Notices. Unless otherwise expressly indicated to the contrary in this Agreement, all notices, requests, demands and other communications that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English, and shall be deemed to have been duly given (a) when personally delivered, (b) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (c) three days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (d) one Business Day after having been dispatched for next day delivery by a nationally recognized overnight courier service, addressed to the Parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either Party to the other) as follows:

If to Sellers:                West Star Operating Company

1141 36th Ave NW, Ste 200

Norman, Oklahoma 73072

Attention:Paul W. Smith

Telephone:(405) 366-6000 x103

Telecopy:(405) 366-2116

and with a copy to (which shall not constitute notice):

Mahaffey & Gore, P.C.

300 N.E. 1st St.

Oklahoma City, Oklahoma 73104-1520

Attention:Bruce R. Rooker

Telephone:(405) 236-0478

Telecopy:(405) 236-1520

West Star Exploration and Production Company

1141 36th Ave NW, Ste 200,

Norman, Oklahoma 73072

Attention:Paul W. Smith

Telephone:(405) 366-6000 x103

Telecopy:(405) 366-2116

and with a copy to (which shall not constitute notice):

Mahaffey & Gore, P.C.

300 N.E. 1st St.

Oklahoma City, Oklahoma 73104-1520

Attention: Bruce R. Rooker

Telephone:(405) 236-0478

Telecopy:(405) 236-1520

Shalco Energy (Delaware), LLC

10015 S. Pennsylvania, Suite B

Oklahoma City, Oklahoma 73159

Attention: Robert S. Meier

Telephone: (405) 692-9966

Telecopy: (405) 692-9967

and with a copy to (which shall not constitute notice):

Phillips Murrah, PC

101 N. Robinson Thirteenth Floor

Oklahoma City, Oklahoma 73102

Attention:Robert Sheets

Telephone:(405) 235-4100

Telecopy:(405) 235-4133

If to Purchaser:           PostRock Energy Services Corporation

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

Attention:Stephen DeGiusti, Secretary and Treasurer

Telephone:(405) 702-7420

Telecopy:(405) 600-7756

and with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

One Shell Plaza

Houston, TX 77002

Attention:Denmon Sigler

Telephone:(713) 229-1774

Telecopy:(713) 229-7974

Any Party may change its address for notice by notice to the other Parties in the manner set forth above.

Section 13.3Expenses. Except as otherwise provided in Article 11, all expenses incurred by any Party or its subsidiaries or Affiliates in connection with the preparation or execution of this Agreement, and the Exhibits and Schedules hereto, including all fees and expenses of counsel, accountants and financial advisers employed by such Person, shall be borne solely and entirely by such Person; provided, that Purchaser shall pay recordation, filing and similar fees related to the transfer of Assets.

Section 13.4Disputes. Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement (“Disputes”), including any question regarding its breach, existence, validity or termination, which the Parties do not resolve by negotiations amicably between them within 30 days after written notice is given that a Dispute has arisen, shall be resolved in accordance with Section 13.5.

Section 13.5Governing Law and Venue. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Oklahoma, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction. Each Party consents to personal jurisdiction in any federal or state court located in Oklahoma City, Oklahoma with respect to any Dispute, and each of the Parties agrees that any action instituted by it against the other with respect to any such Dispute may be instituted in any federal or state court located in Oklahoma City, Oklahoma.

Section 13.6Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.7Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.8Entire Agreement. This Agreement, the Transaction Documents and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.9Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Sellers and Purchaser and expressly identified as an amendment or modification.

Section 13.10No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 12.2.

Section 13.11Construction. Sellers and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 13.12Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.13Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties and PEC as of the date first set forth above.

Sellers:
West Star Operating Company
By: ________________________________________
Name: ______________________________________
Title: ______________________________________
Sellers:
West Star Exploration and Production Company
By: ________________________________________
Name: ______________________________________
Title: ______________________________________
Sellers:
shalco Energy (Delaware), LLC
By: ________________________________________
Name: ______________________________________
Title: ______________________________________
Purchaser:
PostRock Midcontinent production, llc
By: PostRock Energy Services Corporation, as sole member
By: ________________________________________
Name: Stephen L. DeGiusti
Title: Secretary and Treasurer
PEC:
Solely for the purpose of Sections 3.1, 5.28, 6.4 and 7.7
POSTROCK ENERGY CORPORATION
By: ________________________________________
Name: Stephen L. DeGiusti
Title: Executive Vice President

Signature Page to the Purchase and Sale Agreement

APPENDIX I

Definitions

“AFEs” has the meaning set forth in Section 5.11.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 3.2(a).

“Applicable Contracts” means, to the extent applicable to the Assets, all Contracts to which a Seller is a party or by which any Asset is bound and will be binding on Purchaser after the Closing, and pipeline agreements; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; production handling agreements and other similar contracts and agreements.

“Assets” has the meaning set forth in Section 2.1.

“Assumed Obligations” has the meaning set forth in Section 12.1.

“Burden” means any and all royalties (including lessor’s royalties), shut-in royalties, overriding royalties, other payments due pursuant to or with respect to the Leases required to be paid by a Seller and other burdens upon, measured by or payable out of production of Oil, Gas and other Hydrocarbons.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Oklahoma City, Oklahoma.

“Cash Consideration” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 9.1.

“Closing Amount” means the Purchase Price, adjusted as provided in Section 3.3(a) using reasonable estimates if actual numbers are not available.

“Closing Date” has the meaning set forth in Section 9.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

APPENDIX I-2

“Common Stock” has the meaning set forth in Section 3.1.

“Confidentiality Agreement” means that certain confidentiality agreement by and among PostRock Energy Corporation, Shalco Energy (Delaware), LLC and West Star Operating Company, dated February 8, 2013.

“Contract” means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and joint development agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; platform use and platform sharing agreements; water use agreements; production handling agreements and other similar contracts; but excluding, however, any Lease, right-of-way or other easement, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Asset.

“Conveyances” has the meaning set forth in Section 9.2(a).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Purchaser, that are customarily obtained after the assignment of properties similar to the Assets, and consents of lessors under any Lease that specifies that the lessor’s consent will not be unreasonably withheld, which lessors’ consents are set forth on Schedule 5.15(b).

“Damages” shall mean the amount of any actual Liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person to the extent arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise.

“Defensible Title” means title which as of the Closing Date:

(i)

with respect to a Well, entitles the Sellers to receive not less than the NRI set forth on Exhibit B in and to all Oil, Gas and other Hydrocarbons produced and saved or sold from or allocated to such Well, and with respect to Mineral Interests entitles Sellers to receive not less than the NRI set forth on Exhibits A-1 through A-3 in and to all Oil, Gas and other Hydrocarbons produced and saved or sold from or allocated to such Mineral Interests;

(ii)

with respect to a Well or Mineral Interests, obligates the Sellers to bear a percentage of the costs and expenses for maintenance and development of, and operations relating to such Well or Mineral Interests not greater than the WI set forth on Exhibit B or Exhibits A-1 through A-3, as applicable, except for increases in such WI that result in at least a proportionate increase in the NRI set forth on Exhibit B or Exhibits A-1 through A-3, as applicable, for such Well or Mineral Interests;

APPENDIX I-3

(iii)	with respect to the Mineral Interests, entitles Sellers to not less than the netacres set forth on Exhibits A-1 through A-3; and
(iv)	subject to Permitted Encumbrances, is free and clear of all Liens, obligations, irregularities or other title defects.

“Disputes” has the meaning set forth in Section 13.4.

“Effective Time” means 12:00 A.M. Eastern time on July 1, 2013.

“Encumbrance” means any lien, mortgage, security interest, defect, irregularity, pledge, or charge.

“Environmental Laws” means, as the same have been amended as of the Closing Date, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all similar Laws as of the Closing Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment and all rules or regulations implementing the foregoing; applicable federal, state, provincial or local Laws, statutes, ordinances, or codes relating to the protection of the environment, the Release, discharge or disposal of any Hazardous Materials, the environmental condition of property transferred, natural resource damages, pipeline closure, water use in connection with hydraulic fracturing or, to the extent related to the use of or exposure to Hazardous Materials, health or safety.

“Excluded Assets” means (i) the Excluded Records; (ii) all claims against third Persons, including insurers, to the extent related to the Retained Sellers Liabilities; (iii) all indemnities and other claims against Persons for Taxes within the definition of Retained Sellers Liabilities; (iv) a non-exclusive right to shoot seismic over the Leases and Lands under the terms of the Leases as a reservation from the Conveyances of such Leases, subject to coordination with Purchaser and no disruption of Purchaser’s operations or business; (v) all of the West Star Entities’ right, title, and interest in and to the surface rights in and all of the equipment, materials, pipe, tubing, rods, fittings, valves, engines, supplies, tools, inventory, and other personal property located at West Star Operating’s pipe and storage yard in Section 5-6N-3E, Pottawatomie County, Oklahoma; (vi) all vehicles owned or leased by Sellers; (vii) all seismic, geological tops data and geological files interpretations of Paul W. Smith; (viii) ownership of the “master chain” and “lease master” databases of West Star Operating, West Star E&P, Shalco and/or Paul W. Smith; (ix) any claims with respect to or proceeds from production attributable to ePetroleum, L.L.C., Blackpool I, LLC and SDS Energy, LLC for any amounts owed by any of them to West Star Operating in connection with their participation in the wells listed on Exhibit B in which they own a working interest; (x) subject to Section 2.1(m), all fresh water access, water use agreements, and the water-related agreements set forth on Exhibit M; and (x) all Oil, Gas, and/or mineral leasehold interest, sub-leasehold interest, carried interests, interest acquired under pooling orders of the Corporation

APPENDIX I-4

Commission of the State of Oklahoma and all other leasehold working interests in the Oil, Gas, and Hydrocarbons in place not described on Exhibits A-1, A-2 and A-3 and any wells not described on Exhibit B.

“Excluded Records” means (i) all legal records and legal files of Sellers related to the Assets, including all work product of and attorney-client communications with Sellers’ legal counsel other than title opinions covering Assets to be conveyed hereunder; (ii) any records to the extent relating to the Excluded Assets or Retained Sellers Liabilities; provided, that, as to such items related to the Retained Sellers Liabilities, Sellers shall allow Purchaser to copy Sellers’ records which pertain, in the normal course, to the use, operation and ownership of the Assets to the extent such records are not confidential, proprietary or subject to attorney-client or other applicable privilege; (iii) data and records relating to the sale of any Assets, including the identity of third-Person bidders, the confidentiality agreements relating to other bids, and the bids received from and records of negotiations with third Persons; (iv) any data, information, maps and records to the extent relating to or described in the Excluded Assets; and (v) any records which are subject to a confidentiality agreements prohibiting disclosure of the same or other agreements or licenses which are subject to confidentiality provisions or other restrictions on access; provided that Sellers shall use commercially reasonable efforts to obtain any such consents.

“Facilities” has the meaning set forth in Section 2.1(b).

“Final Purchase Price” has the meaning set forth in Section 3.3(d).

“Final Settlement Date” has the meaning set forth in Section 3.3(d).

“Final Settlement Statement” has the meaning set forth in Section 3.3(d).

“Force Majeure” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby that cannot, despite the exercise of commercially reasonable remediation or mitigation efforts, be prevented, avoided or removed and that prevents the total or partial performance of obligations of the affected Party under this Agreement. The following causes and events (the list of which is not exhaustive) shall be considered Force Majeure: lack of availability of drilling and completion equipment and governmental ordered drilling, hydraulic fracturing, and other oil and gas development moratoriums and delays, the inability or delay in obtaining governmental permits, landowner restrictions and objections or lack of access to sufficient water, act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, freeze, drought or other act of nature, explosion, governmental action (including changes in Laws, regulations or policies with the effect of Law or, in each case, the enforcement thereof), or any strike, work stoppage or other organized labor difficulty.

“Fundamental and Tax Representations” means the representations and warranties of Sellers contained in Sections 5.1 through 5.4, Section 5.13 and Section 5.12.

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

APPENDIX I-5

“Gas” means all gas, whether Hydrocarbon or non-Hydrocarbon or any combination or mixture thereof, including hydrogen, sulfide, helium, carbon dioxide, nitrogen, hydrogen, casinghead gas and other Hydrocarbons other than Oil.

“Governmental Authority” means any national, state or local government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) Hydrocarbons, petroleum or petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which Liability or standards of care are imposed under any Environmental Law.

“Hydrocarbons” means oil, gas, coalbed methane, coalseam gas, coalbed gas, methane gas, gob gas, occulated gas and other naturally occurring gases contained in or associated with any coal seam and gas originating in or produced from any coal seam, and other liquid or gaseous hydrocarbons and all components of any of them or produced in connection therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Income Tax” means Taxes determined on the basis of income or gross receipts, including income and similar taxes, such as taxes denominated as “franchise taxes” that are determined solely on the basis of income or gross receipts.

“Indemnified Person” has the meaning set forth in Section 12.3(a).

“Indemnifying Person” has the meaning set forth in Section 12.3(a).

“Investor Questionnaire” has the meaning set forth in Section 5.28.

“Lands” has the meaning set forth in Section 2.1(a).

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

“Leases” has the meaning set forth in Section 2.1(a).

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Contracts” has the meaning set forth in Section 5.7(a).

“Mineral Interests” has the meaning set forth in Section 2.1(a).

APPENDIX I-6

“Non-HBP Acreage” has the meaning set forth in Section 2.1(a).

“Non-HBP Leasehold” has the meaning set forth in Section 2.1(a).

“NRI” means the net revenue interest in the producing formation as for each Well and for each Mineral Interest.

“Oak Tree Leasehold” has the meaning set forth in Section 2.1(a).

“Oil” means all oil, natural crude oil or petroleum and other Hydrocarbons regardless of gravity, produced at the well in liquid form by ordinary production methods.

“Overriding Royalty Obligations” means rights to the overriding royalty interests provided for under those certain assignments and agreements described on Exhibit H that will continue to burden the Mineral Interest after Closing in accordance with (and subject to) the terms of the granting instruments and agreements related thereto.

“Party” and “Parties” have the meaning set forth in the Preamble. “PEC” has the meaning set forth in the Preamble.

“Permits” means permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities.

“Permitted Encumbrances” means:

(i)

lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI below that are set forth in Exhibits A-1, A-2, A-3, or B;

(ii)

liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business and if so required by statute, for which a bond has been posted;

(iii)	all required notices, consents, actions, or filings with any governmental agency related to conveyance of the applicable Asset, if the same are customarily obtained after Closing;
(iv)	rights of reassignment upon the surrender or expiration of any Lease;
(v)

easements, rights-of-way, servitudes, permits, surface leases and other surface rights on or over the Assets or any restrictions on access thereto that do not materially interfere with the operation of the affected Asset as they have been conducted in the past;

(vi)	the terms and conditions of the Applicable Contracts; APPENDIX I-7

(vii)	claims arising under the matters set forth in Schedule 5.6;
(viii)

materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (x) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, or (y) if their validity is being contested in good faith by appropriate action.

(ix)

the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit or by any applicable Laws to terminate any such lease, license, franchise, grant or permit, to require payment of rent or other periodic payments as a condition of the continuance thereof or otherwise control or regulate the Assets in any manner;

(x)

the reservations, limitations, provisos and conditions in any original grants or transfers from any Governmental Authority and all statutory and regulatory qualifications and exceptions to title thereunder;

(xi)

governmental consent requirements and similar restrictions that are customarily obtained from Governmental Authorities; provided that such Governmental Authority is, pursuant to applicable Laws, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Laws are satisfied;

(xii)

all other minor defects and irregularities affecting the Assets that individually or in the aggregate (A) would otherwise be acceptable to a purchaser of assets similar to the Assets being acquired hereunder, (B) are not such as to materially interfere with or affect the operation, value or use of the Assets, and (C) will not (x) prevent Purchaser from receiving the proceeds from production from any of the Mineral Interests or Wells below the net revenue interest for such Mineral Interests or Wells as set forth on Exhibits A-1, A-2 and A-3 or B, as applicable or (y) increase the applicable working interest of Purchaser above the working interest for such Leases or Wells as set forth on Exhibits A-1, A-2 and A-3 or B, as applicable (without a proportionate increase in net revenue interest); and

(xiii)	the Overriding Royalty Obligations.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Oil, Gas or other Hydrocarbons attributable to the Assets required to be delivered by a Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Oil, Gas or other Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by such Seller pursuant to the relevant Contract, together with any appurtenant rights

APPENDIX I-8

and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Preferential Right to Purchase” shall mean any third party’s preferential right to purchase any of the Assets or any interest in any Asset or any portion of any Asset.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.3(a).

“Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments, royalty payments, title examination and curative actions, and severance, production and similar Taxes measured by units of production attributable to production of Hydrocarbons from the Assets) and capital expenditures (including bonuses, broker fees, and other lease acquisition or renewal costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the acquisition, ownership and operation of the Assets in the ordinary course of business, including overhead costs charged to the Assets under the applicable operating agreement and paid by Sellers. Notwithstanding anything to the contrary, Property Costs do not include any costs incurred or borne by Sellers in connection with any obligation of Sellers to pay, reimburse or indemnify Purchaser hereunder, which costs shall be the sole obligation of Sellers. The Property Costs exclude all Liabilities, losses, costs, and expenses attributable to:

(i)

claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)	obligations to plug wells and dismantle facilities and clear the site or restore the surface around such wells and facilities;
(iii)	obligations to remediate actual or claimed contamination of groundwater, surface water, soil or equipment;
(iv)	title claims (including claims that the Mineral Interests have terminated);
(v)

claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices, in each case when such costs or prices are paid to or by Affiliates;

(vi)	gas balancing and other production balancing obligations;
(vii)	casualty and condemnation;
(viii)	depletion, depreciation, amortization and other noncash accounting entries; and

APPENDIX I-9

(ix) any claims for indemnification, contribution or reimbursement from any third Person with respect to Liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (viii), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Allocation” has the meaning set forth in Section 3.2(a). “Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Persons” has the meaning set forth in Section 12.2(b). “Records” has the meaning set forth in Section 2.1(i).

“Registration Rights Agreement” has the meaning set forth in Section 9.2(h).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Retained Sellers Liabilities” has the meaning set forth in Section 12.1.

“Seismic Data and Information” has the meaning set forth in Section 2.1(k).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Sellers’ Designees” has the meaning set forth in Section 3.1.

“Sellers Indemnified Persons” has the meaning set forth in Section 12.2(a).

“Sellers’ Representatives” has the meaning set forth in Section 7.10(b).

“Securities Act” has the meaning set forth in Section 5.28.

“Shalco” has the meaning set forth in the Preamble.

“Share” has the meaning set forth in Section 3.1.

“Stock Consideration” has the meaning set forth in Section 3.1.

“Substitute Acreage Adjustment” has the meaning set forth in Section 4.2(b).

“Target Closing Date” has the meaning set forth in Section 9.1.

“Tax” means (i) all taxes, assessments, unclaimed property, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, withholding tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, recordation tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle

APPENDIX I-10

tax, entertainment tax, insurance tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any obligation to indemnify or otherwise assume or succeed to the Liability of any Person.

“Tax Allocations” has the meaning set forth in Section 3.2(b).

“Tax Return” means any return, declaration, report, rendition, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 12.3(b).

“Third Party Claim Notice” has the meaning set forth in Section 12.3(b).

“Title Defect” means (i) any lien, encumbrance, claim, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other such defects renders the Sellers’ title to any of the Mineral Interest less than Defensible Title and which has an effect on the Allocated Value of the affected Mineral Interest or Well which exceeds $2,500, or (ii) West Star Operating’s inability to obtain an assignment from a member of the West Star Employee Group of such member’s working interest in any of the Mineral Interests and/or Wells (including any warranties given as to such Mineral Interest and/or Wells by such member’s predecessor’s in interest) to the extent that such member’s unassigned interest affects the Allocated Value of the Mineral Interest and Wells in which such member owns an interest.

“Title Defect Adjustment” has the meaning set forth in Section 4.2(b).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Notice Date” has the meaning set forth in Section 4.2(a).

“Title Defect Value” means the amount by which the Allocated Value of an Asset is reduced by a Title Defect.

“Transaction Documents” means the Registration Rights Agreement, the Conveyances, any conveyances executed and delivered after Closing in accordance with Section 4.2(d)(ii) and all other documents executed or delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” means any state or local transfer, sales, use, stamp, recordation or other similar Taxes.

“Water Supply Agreement” means that certain joint water use agreement by and between Purchaser and Sellers, dated as of the Closing Date, attached hereto as Exhibit E.

APPENDIX I-11

“Well Imbalance” means any imbalance at the wellhead between the amount of Oil, Gas or other Hydrocarbons produced from a Well and allocable to the interests of a Seller therein and the shares of production from the relevant Well to which such Seller is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.

“Wells” has the meaning set forth in Section 2.1(b).

“West Star E&P” has the meaning set forth in the Preamble.

“West Star Employee Group” means the Persons listed on Exhibit N.

“West Star Entities” means West Star E&P and West Star Operating.

“West Star Leasehold” has the meaning set forth in Section 2.1(a).

“West Star Operating” has the meaning set forth in the Preamble.

“WI” means the working interest with respect to each Well and with respect to each Mineral Interest.

APPENDIX I-12